MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., May 9, 2013 -- MSB Financial Corp. (Nasdaq: MSBF) (the "Company"), the holding company for Millington Savings Bank (the "Bank"), reported net income of $89,000 for the three months ended March 31, 2013 compared to net income of $194,000 for the quarter ended March 31, 2012. Correspondingly, the Company reported a net loss of $1.6 million for the nine months ended March 31, 2013 compared to net income of $529,000 for the nine months ended March 31, 2012. The net loss for the nine months ended March 31, 2013 primarily was the result of a $2.0 million additional provision that was made to the allowance for loan losses as of December 31, 2012.

Net interest income for the three and nine months ended March 31, 2013 decreased to $2.3 million and $7.1 million, respectively, from $2.6 million and $7.9 million for the three and nine month periods ended March 31, 2012, with the decreases attributable to declines in interest income primarily due to decreases in average yield.  For the three months ended March 31, 2013, the average yield on interest earning assets was 3.77%, a decrease of 51 basis points when compared to the same period in 2012. For the nine months ended March 31, 2012, the yield on interest earning assets was 3.91%, a decrease of 53 basis points when compared to the same period in 2012. The decline in yields on average earning assets, for both the three and nine month comparative periods, is representative of the effects that the prolonged low interest rate environment has had on the Company’s loans receivable and investments held to maturity portfolios.  During the three months ended March 31, 2013, average interest earning assets increased by $2.0 million when compared to the same period in 2012.  For the nine months ended March 31, 2013, average interest earning assets declined by $4.9 million when compared to the same period in the prior fiscal year.

The average rate paid on interest-bearing liabilities for the three months ended March 31, 2013 was 0.91%, a decrease of 19 basis points when compared to the same period in 2012. For the nine months ended March 31, 2013, the average rate paid on interest-bearing liabilities was 0.97%, a decrease of 22 basis points when compared to the same period in 2012.  The net interest margin decreased to 2.95% for the three months ended March 31, 2013, compared to 3.28% for the three months ended March 31, 2012, a decrease of 33 basis points. The net interest margin decreased to 3.02% for the nine months ended March 31, 2013, compared to 3.35% for the nine months ended March 31, 2012, a decrease of 33 basis points.

Non-interest income for the quarter ended March 31, 2013 totaled $159,000, a decrease of $1,000 or 0.6% compared to the same period in 2012.   For the nine months ended March 31, 2013, non-interest income totaled $480,000, an increase of $3,000, or 0.6%, when compared to the same period in 2012.  The decrease in non-interest income for the three months ended March 31, 2013 compared to the three months ended March 31, 2012, was attributed a decrease in fees and service charges, offset by an increase in other non-interest income and income from bank owned life insurance.  In addition, the Company did not have an unrealized gain on its trading security portfolio during the three month period ended March 31, 2013, compared to a $9,000 unrealized gain recorded for the three months ended March 31, 2012. The increase for the nine months ended March 31, 2013, compared to the nine months ended March 31, 2012, was attributed to an increase in income from bank owned life insurance and an unrealized gain in the trading security portfolio, offset by decreases in fees and service charges and other non-interest income during the period.   The decrease in fees and service charges for the nine month period ended March 31, 2013, was in part, due to the Company waiving its fees for a period of time following Hurricane Sandy.

Total non-interest expense increased by $226,000 or 11.5% to $2.2 million for the three month period ended March 31, 2013 compared to $2.0 million for the three month period ended March 31, 2012.  For the nine months ended March 31, 2013, non-interest expense totaled $6.3 million, compared to $6.1 million for the nine months ended March 31, 2012, an increase of $233,000 or 3.8%. For the three month period ended March 31, 2013 compared to the three month period ended March 31, 2012, other non-interest expense increased by $117,000, salary and employee benefits by $48,000, professional services by $32,000, and service bureau fees by $22,000, as did occupancy and equipment and advertising expenses which increased by $13,000 and $4,000, respectively, while director’s compensation decreased by $9,000, as did FDIC assessment expense which decreased by $1,000.  For the nine months ended March 31, 2013, other non-interest expense increased by $155,000, service bureau fees by $72,000, as did professional services by $55,000, salaries and employee benefits by $27,000 and directors’ compensation by $16,000, while occupancy and equipment, advertising and FDIC assessment expenses decreased by $69,000, $20,000 and $3,000, respectively, compared to the nine month period ended March 31, 2012.  The increase in other non-interest expense for both the three and nine month periods ended March 31, 2013, was primarily attributed to the increase in other real estate expense associated with the other real estate owned properties the Company manages.

The loan loss provision for the three and nine months ended March 31, 2013 was $175,000 and $3.9 million, respectively, compared to $471,000 and $1.5 million for the same periods ended March 31, 2012. The Company’s management reviews the level of the allowance for loan losses on a quarterly basis based on a variety of factors including, but not limited to, (1) the risk characteristics of the loan portfolio, (2) current economic conditions, (3) actual losses previously experienced, (4) the Company’s level of loan growth and (5) the existing level of reserves for loan losses that are probable and estimable.  The Company experienced $952,000 in charge-offs  and no recoveries for the three month period ended March 31, 2013 compared to $260,000 in charge-offs and no recoveries during the three month period ended March 31, 2012.  In addition, the Company experienced $2.4 million in net charge-offs (consisting of $2.5 million in charge-offs and $49,000 in recoveries) for the nine month period ended March 31, 2013 compared to $755,000 in charge-offs and no recoveries for the nine months ended March 31, 2012.  The Company’s Board of Directors approved an asset disposition strategy during the quarter ended December 31, 2012 in an attempt to rapidly reduce the dollar amount of non-performing loans in the Company’s loan portfolio.  As part of the aforementioned strategy, the Company performed an analysis to identify loans to be included in the disposition strategy, which would include short sales, cash for keys, deeds in lieu of foreclosure and/or the bulk sale of loans.  The analysis provided management with an estimate of losses to be incurred as a result of the asset dispositions.  The Company felt that these losses were both probable and estimable and, accordingly, recorded an additional $2.0 provision for the quarter ended December 31, 2012.  As of March 31, 2013, the Company has utilized $326,000 of this additional provision in implementing this strategy.  The Company’s management team is actively engaged with borrowers and buyers to expedite the asset disposition strategy and will continue doing so until desired amount of non-performing loans have been removed from the Company’s loan portfolio.  The Company had $13.6 million in non-performing loans as of March 31, 2013, compared to $16.7 million as of March 31, 2012 and $15.8 million as of December 31, 2012.  The allowance for loan losses to total loans ratio was 1.92% at March 31, 2013, compared to 1.15% at March 31, 2012, while the allowance for loan losses to non-performing loans ratio increased from 17.22% at March 31, 2012 to 33.49% at March 31, 2013, primarily due to the increase in the allowance for loan losses during the first nine months of this fiscal year. Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were 5.74% and 1.01%, respectively, at and for the nine months ended March 31, 2013 compared to 6.70% and 0.10% at and for the nine months ended March 31, 2012.

Total assets increased to $353.7 million at March 31, 2013, from $347.3 million at June 30, 2012, primarily due to an increase of $29.2 million in securities held to maturity and a $1.6 million increase in real estate owned, offset by a decrease of $15.4 million in cash and cash equivalents and a $10.5 million decrease in loans receivable, net.  Deposits were $281.9 million at March 31, 2013, down $1.9 million compared to $283.8 million at June 30, 2012.   The decrease in deposit balances was primarily due to the Company lowering its offering rates.  FHLB advances were $30.0 million at March 31, 2013 compared to $20.0 million at June 30, 2012.  Stockholders’ equity was $39.2 million at March 31, 2013, compared to $40.9 million at June 30, 2012.  The decrease in shareholders’ equity was primarily due a decrease in earnings for the nine months ended March 31, 2013, which was negatively impacted by the additional increase in the provision for loan losses and decrease in net interest income.

Shares of the Company’s common stock trade on the NASDQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT: MSB Financial Corp.
                     Michael Shriner, President & CEO
                     908-647-4000
                     mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Statement of Financial Condition Data:
	(Unaudited)
	At March 31,	At June 30,
	2013	2012

Total assets	$353,704	$347,347

Cash and cash equivalents	18,347	33,757

Loans receivable, net	230,049	240,520

Securities held to maturity	79,945	50,706

Deposits	281,876	283,798

Federal Home Loan Bank advances	30,000	20,000

Total stockholders' equity	39,179	40,878

Summary of Operations:
	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012

Total interest income	$9,127	$10,530	$2,985	$3,370

Total interest expense	2,064	2,582	648	787

Net interest income	7,063	7,948	2,337	2,583

Provision for loan losses	3,894	1,459	175	471

Net interest income after provision
for loan losses	3,169	6,489	2,162	2,112

Non-interest income	480	477	159	160

Non-interest expense	6,314	6,081	2,188	1,962

Income before taxes	(2,665)	885	133	310

Income tax (benefit) expense	(1,087)	356	44	116

Net (loss) income	$(1,578)	$529	$89	$194

Net income per common share:

basic and diluted	$(0.32)	$0.11	$0.02	$0.04

Weighted average number of shares of common stock	4,939,010	5,009,710	4,916,418	4,972,748
outstanding

Performance Ratios:
	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012

Return on average assets (ratio of net income
to average total assets)	-0.61%	0.20%	0.10%	0.23%

Return on average equity (ratio of net income
to average equity)	(5.22)	1.72	0.91	1.89

Net interest rate spread	2.94	3.25	2.86	3.18

Net interest margin on average interest-earning
assets	3.02	3.35	2.95	3.28

Average interest-earning assets to average
interest-bearing liabilities	109.70	109.19	110.75	109.94

Operating expense ratio (noninterest expenses
to average total assets)	2.44	2.33	2.54	2.28

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	83.71	72.18	87.66	71.53

	(Unaudited)
	At or For the
	Nine Months Ended,
	March 31,	March 31,
	2013	2012

Non-performing loans to total loans	5.74%	6.70%

Non-performing assets to total assets	4.29	4.90

Net charge-offs to average loans outstanding	1.01	0.10

Allowance for loan losses to non-performing loans	33.49	17.22

Allowance for loan losses to total loans	1.92	1.15

Equity to total assets at end of period	11.08%	11.78%

Average equity to average assets	11.71	11.76

Number of Offices	5	5